Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRIMAS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	38-2687639
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number.)

TriMas Corporation 39400 Woodward Avenue, Suite 130 Bloomfield Hills, MI 48304 Telephone: (248) 631-5497
(Address of Principal Executive Offices, including Zip Code and Telephone Number)

TRIMAS CORPORATION 2011 OMNIBUS INCENTIVE COMPENSATION PLAN
(Full Title of the Plan)

Joshua A. Sherbin Vice President, General Counsel and Secretary TriMas Corporation 39400 Woodward Avenue, Suite 130 Bloomfield Hills, MI 48304 Telephone: (248) 631-5497
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act. (Check One):
Large Accelerated Filer   ☐   Accelerated Filer  ☒
Non-Accelerated Filer  ☐ (Do not check if a smaller reporting company)    Smaller Reporting Company  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	850,000(3)	$23.44	$19,924,000	$2,283.29

(1)
Represents shares of common stock issuable under the TriMas Corporation 2011 Omnibus Incentive Compensation Plan dated March 15, 2011 (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of additional shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, reorganization or any other similar transaction that affects the stock such that an adjustment is appropriate in order to prevent dilution of the rights of participants under the Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high ($23.95) and low ($22.93) sales price for the Common Stock of the registrant on the listed as quoted on the NASDAQ Global Select Market on February 23, 2012, a date within 5 business days prior to the date of filing of this registration statement.

EXPLANATORY NOTE
This Registration Statement relates to 850,000 shares of Common Stock, par value $0.01 per share, of TriMas Corporation which have been reserved for issuance under the Plan.
PART I
INFORMATION REQUIRED IN PROSPECTUS
The documents containing the information required in this Part I will be delivered to the participants in the Plan, as specified in Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents By Reference.
The following documents filed with the Commission by TriMas Corporation (the “Company”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:
(a)    The Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Commission on February 27, 2012;

(b)    The Company’s Prospectus filed pursuant to Rule 424(b)(4) under the Securities Act on May 21, 2007, relating to the Company’s Registration Statement on Form S-1 (Registration No. 333-136263);

(c)    The Company’s Current Reports on Form 8-K filed with the Commission on January 19, 2012 and February 22, 2012; and

(d)    The description of the Company’s Common Shares contained in the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-136263).

In addition, all documents the Company subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.

Item 6.    Indemnification of Directors and Officers.
The Company is a Delaware corporation. Section 145 of the General Corporation Law of Delaware as the same exists or may hereafter be amended, inter alia, provides that a Delaware corporation may indemnify any person who was, or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation.

Where a present or former director or officer has been successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify the person against the expenses (including attorney’s fees) actually and reasonably incurred by such person in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Article 8 of the Company’s certificate of incorporation provides that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was one of the Company’s directors or officers shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of Delaware against all expenses, liability and loss (including without limitation attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred by Article 8 are contractual rights and include the right to be paid by the Company the expenses incurred in defending such action, suit or proceeding in advance of the final disposition thereof.

Article 7 of the Company’s certificate of incorporation provides that the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (d) for transactions from which a director derives improper personal benefit.

The Company’s directors and officers are covered by insurance policies indemnifying them against certain civil liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the Exchange Act), which might be incurred by them in such capacities. The Company has entered into indemnity agreements with its directors and certain of its executive officers for the indemnification and advancement of expenses to these persons. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. The Company also intends to enter into these agreements with its future directors and certain of its executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.

Exhibit No.	Description
5.1	Opinion of Honigman Miller Schwartz and Cohn LLP.
10.1(1)	TriMas Corporation 2011Omnibus Incentive Compensation Plan.
23.1	Consent of KPMG LLP, independent registered public accounting firm.
23.2	Consent of Honigman Miller Schwartz and Cohn LLP (contained in its opinion filed as Exhibit 5.1 hereto).
24.1	Power of Attorney (included on signature page to this Registration Statement).
(1) Incorporated by reference to Exhibit 99.1 of the Registrant's Current Report on Form 8-K filed with the Commission on April 4, 2011.
Item 9. Undertakings.
The Company hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(3)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

(b)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof.

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomfield Hills, State of Michigan, on February 28, 2012.

TRIMAS CORPORATION
By: /s/ David M. Wathen
David M. Wathen
Its: Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of TRIMAS CORPORATION, a Delaware corporation (the “Company”), hereby constitutes and appoints David M. Wathen and Joshua A. Sherbin, the true and lawful attorneys-in-fact and agents of the undersigned, each with the power of substitution for him in any and all capacities, with full power and authority in said attorneys-in-fact and agents and in any one or more of them, to sign, execute and affix his seal thereto and file the proposed registration statement on Form S-8 to be filed by the Company under the Securities Act of 1933, as amended, which registration statement relates to the registration and issuance of 850,000 shares of the Company’s Common Shares to be issued pursuant to the TriMas Corporation 2011 Omnibus Incentive Compensation Plan and any of the documents relating to such registration statement; any and all amendments to such registration statement, including any amendment thereto changing the amount of securities for which registration is being sought, and any post-effective amendment, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority; granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ David M. Wathen	Chief Executive Officer, President	February 28, 2012
David M. Wathen	and Director

/s/ A. Mark Zeffiro	Chief Financial Officer	February 28, 2012
A. Mark Zeffiro

/s/ Samuel Valenti III	Chairman of the Board of Directors	February 28, 2012
Samuel Valenti III

/s/ Richard M. Gabrys	Director	February 28, 2012
Richard M. Gabrys

/s/ Eugene A. Miller	Director	February 28, 2012
Eugene A. Miller

/s/ Daniel P. Tredwell	Director	February 28, 2012
Daniel P. Tredwell

/s/ Marshall A. Cohen	Director	February 28, 2012
Marshall A. Cohen
EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Honigman Miller Schwartz and Cohn LLP.
10.1(1)	TriMas Corporation 2011Omnibus Incentive Compensation Plan.
23.1	Consent of KPMG LLP, independent registered public accounting firm.
23.2	Consent of Honigman Miller Schwartz and Cohn LLP (contained in its opinion filed as Exhibit 5.1 hereto).
24.1	Power of Attorney (included on signature page to this Registration Statement).
(1) Incorporated by reference to Exhibit 99.1 of the Registrant's Current Report on Form 8-K filed with the Commission on April 4, 2011.